Exhibit 5.1

February 9, 2004

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the registration statement on Form S-3 filed by you with the Securities and Exchange Commission on January 30, 2004 (the “Registration Statement”) in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 4,000,000 shares of your common stock, $0.001 par value per share (the “Shares”). Of the aggregate number of Shares listed above, 3,750,000 such Shares are issued and outstanding (the “Outstanding Shares”), and 250,000 such Shares (the “Option Shares”) may consist of shares that are reserved for issuance under outstanding options issued pursuant to your Amended and Restated 1998 Stock Plan (the “Plan”). We understand that the Shares are to be offered for sale by the selling stockholders named in the Registration Statement, and that such sales may be made from time to time as described in the Registration Statement.

As your legal counsel, we have examined the proceedings taken by you and are familiar with the proceedings proposed to be taken by you in connection with (i) the issuance and sale of the Outstanding Shares, and (ii) the sale and issuance of the Option Shares under the Plan, and we have examined such other proceedings and documents as we have deemed necessary or appropriate as a basis for the opinion given herein. It is our opinion that the Outstanding Shares have been legally and validly issued and are fully paid and non-assessable, and that the Option Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement the prospectus contained therein, and any supplement to the prospectus referred to therein, and in any amendment or supplement thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati P.C.